Exhibit 10.4

CONFIDENTIAL TREATMENT

PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED AND RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. REDACTED PORTIONS ARE INDICATED WITH THE NOTATION “[***]”

[Cartesian Logo]

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT, made and entered into as of the 5th day of October, 2015 (the "Agreement"), by and between Cartesian, Inc., a Delaware corporation ("Company"), and Susan M. Simmons (the "Consultant").

RECITALS

WHEREAS, the Company and the Consultant seek to enter into an arrangement pursuant to which the Consultant will make herself available to provide to the Company advice, consultation and assistance on an as-needed basis with respect to certain matters pertaining to the overall management and business of the Company, as may be requested from time to time by the Company's Board of Directors ("Board") or its Chief Executive Officer; and

WHEREAS, the Consultant is willing to make herself available for such services pursuant to, and in accordance with, the terms of this Agreement; and

WHEREAS, the parties intend that each will have certain other rights and responsibilities with respect to such arrangement for the duration thereof, all as more fully set forth below;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the Company and the Consultant agree as follows:

1.       Services Furnished.

(a)                Consulting Services.

                                                                     i.                        During the Services Period (as defined in Section 2, below), the Consultant may make herself available to provide, and shall provide in a good and workmanlike manner in accordance with all applicable laws, rules, regulations, and standard industry practices, such advisory services relating to aspects of the business and operations of the Company as to which she gained specialized knowledge and experience in the course of her employment with the Company, as the Company may reasonably request, including, but not limited to, participate in communications to employees and customers, assist in transitioning the Consultant's relationships that are important to the Company, continue involvement in various corporate items as requested by the Chief Executive Officer and continue providing services in certain customer engagements (collectively, the "Consulting Services").

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                                                                   ii.                        The Consultant may engage in business activities and may perform services, as an employee or independent contractor, other than for the Company, so long as such business activities and/or the performance of such services shall not conflict with the Consultant's ability to perform services for the Company as contemplated by this Agreement, it being understood that the Company shall not have the right to require, and shall not require, the delivery of Consulting Services in any manner that does, or would reasonably be expected to, interfere with the Consultant's ability to engage in other employment or self-employment. The parties acknowledge that they anticipate that the time that Consultant devotes to the Consulting Services shall not be greater than 20 percent of the time on a monthly basis that she formerly devoted to the Company as an employee and officer of the Company.

                                                                  iii.                        In the performance of any Consulting Services required of her hereunder, the Consultant shall have exclusive control over the manner of performance of such services, including, without limitation, the selection of methods, procedures, strategies and equipment to be employed in the performance of such services, and determination of the times, places and dates at which such services will be performed, subject to the right of the Company, through its CEO or Board, to establish limitations on the amount of reasonable expenses incurred by the Consultant that the Company will be obligated to reimburse, as set forth in Section 5(b).

(b)               Facilitator Services. During the Services Period, the Consultant may find occasion to introduce the Company to opportunities to provide consulting services to organizations involved in the industry (hereafter the “Facilitator Services”). If and when opportunities that appear promising are identified by Consultant, Consultant will so inform Company. If the Company indicates that it is interested in pursuing such opportunity, Consultant will use reasonable efforts to identify not only projects and needs, but also to identify decision-makers and lines of authority within such organizations. Where possible and practicable, Consultant will, if requested by Company, arrange a face-to-face introduction between the appropriate executive of the Company and the appropriate decision maker for a New Customer or a New Project (both as defined below). Any resulting proposal, statement of work or pricing for the New Customer or New Project will be developed jointly by Consultant and the appropriate executive of the Company. In instances where Consultant has Significant Influence (defined below) in the sale of New Business (defined below) and is eligible to receive Commission (defined below), the parties will mutually agree on the role of Consultant in the delivery of the New Business in advance of the start of the work. Significant Influence means that Consultant introduced the Company to the New Business, assisted in the sales effort and significantly influenced the client’s decision to purchase services from the Company. Nothing herein shall require Consultant to expend a minimum amount of time in connection with the foregoing.

2.       Term. The term of this Agreement and the availability of the Consultant to render Consulting and/or Facilitator Services hereunder shall commence as of October 5, 2015, and shall continue through June 30, 2016 (the "Service Period"). The Agreement may be extended beyond the Service Period by mutual written agreement of both parties.

3.       Termination. This Agreement may be terminated prior to June 30, 2016 by (i) the non-breaching party if the other party breaches any covenant, duty, or obligation under this Agreement and fails to cure such breach within 30 days after receiving written notice thereof from the non-breaching party; (ii) the Consultant's death or Disability (as defined below); or (iii) mutual agreement of the parties. For purposes of this Agreement, "Disability" shall mean that the Consultant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.

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4.       Effect of Termination.

(a) Continuing Obligations. Upon the expiration or termination of this Agreement (whether by lapse of time, default, or otherwise): (i) the parties' rights and remedies that accrued prior to such expiration or termination shall not be prejudiced or waived including any continuing obligations under the Employment Agreement between Consultant and the Company dated October 20, 2006 or the Separation Agreement between Consultant and the Company dated September 29, 2015; (ii) the Company shall, within 30 days of the date of termination, pay the Consultant any undisputed accrued obligations for services rendered through the date of termination and any accrued but unreimbursed expenses submitted in accordance with this Agreement; and (iii) any Section under this Agreement (including, but not limited to, Sections 4, 5(b), 7, 8 and 11) that, by their nature and context, are intended to survive the termination or expiration of this Agreement shall survive any such termination or expiration.

(b) Return of Company Property. Upon the expiration or termination of this Agreement, the Consultant must promptly deliver to the Company any and all tangible property of the Company, including without limitation, the laptop provided by the Company and any software related thereto and the contents of any files stored therein. The Consultant hereby affirms that she will return to the Company all property belonging to the Company including, but not limited to keys, notes, memoranda, writings, files, reports, correspondence, tapes, disks, cards, and any other tangible product or document which was produced by, received by, or otherwise submitted to the Consultant during her employment with the Company, and the subsequent consulting period, and any copies thereof in the Consultant's possession (or capable of being reduced to the Consultant's possession), by the termination date of this Agreement. Any remaining payments owed to the Consultant will be made under this Agreement only after all such property has been returned.

5.       Office Space; Expenses.

(a) Office Space. If and as may be required by the Consultant in order to perform Consulting Services hereunder, the Company will provide the Consultant with suitable office space at its offices at Two Financial Center, 60 South Street, Suite 802, Boston, MA 02111, and with appropriate clerical and other administrative support and assistance.

(b) Expenses. The Company shall reimburse the Consultant for all reasonable expenses authorized in advance by the Company and incurred in connection with the Consulting Services. The Consultant shall submit a weekly invoice to the Company for the pre-approved expenses during the previous calendar week, accompanied by vouchers, receipts and other details evidencing such expenses. The Company shall pay the Consultant any undisputed amounts stated in such invoice (subject to reasonable adjustments consistent with the Company's travel reimbursement policies) within 15 days after the receipt of the invoice.

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6.       Compensation.

(a)                Consulting Services. The Company shall pay the Consultant [***]% of the billed day rate for her client billable work on the [***] project and $[***] per day for providing other Consulting Services pursuant to this Agreement. The Company will also reimburse Consultant for expenses pursuant to Section 5(b) of this Agreement. The foregoing amount shall be paid in bi-weekly payments provided the Consultant has submitted an invoice for such amount in advance.

(b)               Facilitator Services. The Company shall pay the Consultant commissions with respect to all New Business (as defined below) generated by the Consultant (the “Commissions”) during the term of this Agreement or within ninety (90) days following the end of the term. Commission will be paid on the first twelve (12) months of revenue from the New Business. The Commissions will be four (4%) percent of Fee Revenue for New Business with Gross Margin of 50-64% and six (6%) percent of Fee Revenue for New Business with Gross Margin greater than 65%. Notwithstanding the foregoing, Consultant will not be eligible to receive Commission on fee revenue generated by services provided by Consultant. The Company and Consultant shall use good faith to determine which engagements were generated by the Consultant. The Consultant is responsible for providing the Company’s finance department and the Senior Vice President, Human Resources written notice of each New Customer or New Project which the Consultant is responsible for introducing to the Company. Generally, an engagement for New Business shall only be “generated” by the Consultant if such engagement is a direct and demonstrable (but not necessarily the sole) result of the Consultant’s efforts. Within forty-five (45) days following the end of each calendar quarter the Company shall calculate and pay the amount of Commissions due to the Consultant for the immediately preceding calendar quarter and provide the Consultant with a copy of such calculation. Commissions with respect to a New Customer or a New Project will only be earned on the related New Business revenues generated during the period beginning on the date the qualifying engagement begins and ending twelve (12) months later. For purposes of this Agreement, the following terms shall have the following meanings:

i.	“New Business” shall mean all professional service fees generated in a calendar quarter from (i) a New Customer which was introduced to the Company by the Consultant, or (ii) a New Project for existing customers of the Company which were introduced by the Consultant.

ii.	“New Customer” shall mean any company (i) for whom the Company has provided no consulting services in the twelve (12) month period immediately preceding the date of this Agreement, and (ii) for whom Company has provided no services from the date of this Agreement through the date of the introduction.

PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED AND RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. REDACTED PORTIONS ARE INDICATED WITH THE NOTATION “[***]”.

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iii.	“New Project” shall mean a consulting engagement with an existing Customer (i) which is for a division, office or location which the Company is not then performing work and has not performed work within the immediately preceding six (6) month period, or (ii) with respect to a project of which the Company was unaware at the time of the introduction.

iv.	“Fee Revenue“ shall mean fees received from or payable by clients directly related to providing services. Fee Revenues are based on revenues as determined on a GAAP basis, not billed revenues. Fee Revenue does not include revenue received as reimbursement of expenses (travel and entertainment) unless the payment for expenses exceeds the actual expenses incurred. Fee Revenue may be reduced if actual expenses exceed expense revenue reimbursed by the client.

v.	“Gross Margin” shall mean Fee Revenue less the actual cost incurred to provide the services on projects – including salaries, payroll taxes, benefits and out-of-pocket expenses.

7.       Independent Contractor. In providing the Consulting Services under this Agreement, the Consultant will be an independent contractor and this Agreement shall not be construed to create any association, partnership, joint venture, employee or agency relationship between the Consultant and the Company for any purpose. The Consultant shall have no authority (and shall not hold himself out as having authority) to bind the Company and the Consultant shall not make any agreements or representations on the Company's behalf without the Company's prior written consent. The Consultant agrees that the Company has no obligation to withhold any income or payroll taxes on the Consultant's behalf and that the Consultant will be solely responsible for compliance with all state, federal, and local laws pertaining to the withholding and payment of taxes upon the remuneration provided for in this Agreement. The Consultant shall be responsible for, and shall indemnify the Company against, all such taxes or contributions, including penalties and interest. The Consultant will not participate in any vacation, group medical, life insurance, equity compensation or any other employee benefit plan or welfare plan of the Company other than as may be permitted by COBRA, 29 U.S.C. §1161 et seq. Any persons employed or contracted by the Consultant in connection with the performance of the Consulting Services shall be the Consultant's employees or contractors and the Consultant shall be fully responsible for them and indemnify the Company against any claims made by or on behalf of any such employee or contractors. For the purposes of this previous sentence, Consultant and the Company acknowledge and agree that any clerical or administrative support provided by the Company pursuant to Section 5(a) are employees of the Company.

8.       Work Product. The Consultant specifically hereby assigns to Company all rights and waives all rights (including without limitation, all intellectual property rights, moral rights, rights to be designated as the author of any work and rights to enforce such rights) in any and all work product suggested or generated by Consultant under this Agreement, including work product originated or conceived during the term of this Agreement but completed or reduced to writing thereafter (collectively "Work Product"), and all Work Product shall be and remain the exclusive property of the Company. Additionally, and at no cost to the Company, Consultant shall execute and deliver any and all documents and take such other reasonable actions as the Company or the Company's client may reasonably require to convey, transfer, and assign any and all rights in the Work Product to the Company or the Company's client, including without limitation any and all copyright and patent rights. The Consultant expressly agrees that, upon the Company's request, the Consultant shall cause any employees, agents, contractors, or subcontractors providing services related to this Agreement, to provide an executed assignment of Work Product in a form and content reasonably acceptable to the Company.

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9.       Modification and Waiver. This Agreement may be amended or modified only in a writing signed by the Consultant and an authorized representative of the Company. The failure of the Consultant or the Company at any time to require the performance of any provision of this Agreement shall in no manner affect either party's right at a later time to enforce the same provision.

10.   Entire Agreement; No Representations. This Agreement constitutes the entire agreement between the Consultant and the Company concerning the terms and conditions of the Consultant's consulting arrangement with the Company and the Consulting Services and supersedes all agreements, understandings, negotiations and discussions, whether oral or written, between the Consultant and the Company related to the Consulting Services contemplated hereunder. Provided however, in no event shall this Agreement supersede or modify the terms of any written separation agreement executed by the parties. The Consultant agrees that the Company has not made any statements or promises to him regarding the meaning or implication of any provision of this Agreement other than as stated herein.

11.   Successors; Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the Consultant and his heirs and representatives and the Company and its respective successors and assigns.

12.   Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall constitute one agreement which is binding upon all the parties hereto, notwithstanding that all parties are not signatories to the same counterpart.

13.   Severability. The parties agree that should any of the provisions of this Agreement be declared or determined by any court to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby.

14.   Enforcement; Applicable Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts. The parties agree that all disputes arising under or out of this Agreement shall be brought in courts of competent jurisdiction within the Commonwealth of Massachusetts and the parties hereby consent to jurisdiction in courts located in the Commonwealth of Massachusetts with respect to all matters arising out of or related to this Agreement.

15.   Notices. Any communication required or permitted to be given to a party under this Agreement, including any notice, direction, designation, consent, instruction, objection or waiver, shall be in writing and shall be deemed to have been given at such time as it is delivered personally, or five (5) calendar days after mailing if mailed, postage prepaid, by registered or certified mail, return receipt requested, addressed to such party at the address listed below or at such other address as either party may by written notice specify to the other party:

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If to the Consultant:

Susan M. Simmons

__________________

__________________

If to the Company:

Cartesian, Inc.

7300 College Blvd., Suite 302

Overland Park, KS 66210

Attention: Senior Vice President, Human Resources

16.   Survival. Any provisions of this Agreement which, by its express terms or in practical effect, contemplates performance after the expiration of a Services Period or termination of this Agreement shall survive the expiration of the Services Period or termination of this Agreement.

17.   Assignment. The Consultant shall not assign any rights, or delegate or subcontract any obligations, under this Agreement without the Company's prior written consent. Any assignment in violation of the foregoing shall be deemed null and void. The Company may freely assign its rights and obligations under this Agreement at any time. Subject to the limits on assignment stated above, this Agreement will inure to the benefit of, be binding on, and be enforceable against each of the parties hereto and their respective successors and assigns.

18.   Each Party the Drafter. This Agreement and the provisions contained in it shall not be construed or interpreted for, or against, any party to this Agreement because that party drafted or caused that party's legal representatives to draft any of its provisions.

IN WITNESS WHEREOF, the parties have executed this Agreement or caused this Agreement to be executed by their duly authorized representatives, as of the day and year first above written.

CARTESIAN, INC.

By:	/s/ Peter Woodward
Name: Peter Woodward
Title: Chief Executive Officer

CONSULTANT

/s/ Susan M. Simmons
Susan M. Simmons